Exhibit 10.1

FIFTH AMENDMENT TO COMMERCIAL CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO COMMERCIAL CREDIT AGREEMENT ("Fifth Amendment"), dated as of February 3, 2012, is made and entered into by and between ELECTRO RENT CORPORATION, a California corporation ("Borrower"), and UNION BANK, N.A., a national banking association ("Bank").

RECITALS:

A. Borrower and Bank are parties to that certain Commercial Credit Agreement dated as of September 29, 2008, as amended by (i) that certain First Amendment dated as of March 6, 2009, (ii) that certain Second Amendment dated as of September 17, 2009, (iii) that certain Third Amendment dated as of September 22, 2010 and (iv) that certain Fourth Amendment dated as of September 28, 2011 (as so amended, the "Agreement"), pursuant to which Bank agreed to extend credit to Borrower in the amounts provided for therein.

B. Borrower has requested that Bank agree to (i) increase the permitted maximum aggregate outstanding principal amount of the Revolving Loan from $10,000,000 to $25,000,000, (ii) extend the termination date of the Revolving Loan (as such term is defined in Section 1.1 of the Agreement) from October 1, 2012 to October 1, 2015, (iii) increase the Standby L/C Sublimit from $5,000,000 to $10,000,000 and (iv) amend the Agreement in certain other respects. Bank is willing to agree to so increase the permitted maximum aggregate outstanding principal amount of the Revolving Loan, so extend the termination date of the Revolving Loan, so increase the Standby L/C Sublimit and so amend the Agreement, subject, however, to the terms and conditions of this Fifth Amendment.

AGREEMENT:

In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:

1. Defined Terms. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2. Amendments to the Agreement.

(a) Section 1.1 of the Agreement is hereby amended by substituting the amount “$25,000,000” for the amount “$10,000,000” appearing in the third line thereof.

(b) Section 1.1 of the Agreement is hereby further amended by substituting the date “October 1, 2015” for the date “October 1, 2012” appearing in the eighth line thereof.

(c) Section 1.1.1 of the Agreement is hereby amended by substituting the amount “$10,000,000” for the amount “$5,000,000” appearing in the fourth line thereof.

(d) Section 1.1.1 of the Agreement is hereby further amended by substituting the date “October 1, 2015” for the date “October 1, 2012” appearing in the last line thereof.

(e) Section 1.1.2 of the Agreement is hereby amended by substituting the amount “$10,000,000” for the amount “$5,000,000” appearing in the fifth line thereof.

(f) Section 1.1.2 of the Agreement is hereby further amended by substituting the date “October 1, 2015” for the date “October 1, 2012” appearing in the last line thereof.

(g) Section 1.1.3 of the Agreement is hereby amended by substituting the amount “$10,000,000” for the amount “$5,000,000” appearing in the last line thereof.

(h) The first paragraph of Section 1.2(a) of the Agreement is hereby amended to read in full as follows:

“(a) All principal outstanding under the Revolving Loan which is not bearing interest at a fixed interest rate as described below shall bear interest at a rate per annum equal to the Reference Rate minus one-quarter of one percent (1/4 of 1%), which rate shall vary as and when the Reference Rate changes.”

(i) Section 1.2(b) of the Agreement is hereby amended to read in full as follows:

“(b) At Borrower’s option, advances hereunder, in increments of at least $100,000, shall bear interest at a per annum rate, based on an index selected by Borrower, which is one and one-half percent (1-1/2%) per annum in excess of the LIBOR Rate for the interest period selected by Borrower and acceptable to Bank.”

(j) Section 3(a) of the Agreement is hereby amended to read in full as follows:

“(a) Borrower shall pay to Bank annual commitment fees as follows: (i) on or before the effective date of the Fifth Amendment to this Agreement, for the period from the effective date of the Fifth Amendment through and including October 1, 2012, a commitment fee in the sum of $10,000; (ii) on October 2, 2012, for the period from October 2, 2012 through and including October 1, 2013, a commitment fee in the sum of $25,000, (iii) on October 2, 2013, for the period from October 2, 2013 through and including October 1, 2014, a commitment fee in the sum of $25,000, and (d) on October 2, 2014, for the period from October 2, 2014 through and including October 1, 2015, a commitment fee in the sum of $25,000, all of which commitment fees when paid shall be non-refundable.”

(k) Section 7.1(a) of the Agreement is hereby amended to read in full as follows:

“(a) On a consolidated basis for Borrower and its subsidiaries, a quick ratio of (i) cash, marketable securities, trade accounts receivable (excluding those owing from affiliates) minus bad debt reserve and accounts receivable and notes receivable (excluding those owing from affiliates) plus the aggregate principal amount available to be borrowed under the Revolving Loan as at the close of each fiscal quarter to (ii) current liabilities plus the aggregate outstanding principal amount of the Revolving Loan as at the close of each fiscal quarter of not less than (x) 1.25 to 1.00 as at the close of the fiscal quarter ending February 29, 2012 and (y) 0.60 to 1.00 as at the close of each fiscal quarter thereafter.”

(l) Section 7.1(b) of the Agreement is hereby amended to read in full as follows:

“(b) On a consolidated basis for Borrower and its subsidiaries, Tangible Net Worth of not less than (i) as at the close of the fiscal quarter ending February 29, 2012, $200,000,000, (ii) as at the close of the fiscal quarter (and fiscal year) ending May 31, 2012, an amount equal to the sum of (x) $200,000,000 plus (y) twenty-five percent (25%) of the consolidated net profit after taxes of Borrower and its subsidiaries for such previous fiscal year plus (z) one hundred percent (100%) of any net equity proceeds raised by Borrower and its subsidiaries after November 30, 2011 of such fiscal year and (iii) as at the close of each fiscal quarter ending during each fiscal year thereafter, an amount equal to the sum of (x) the minimum Tangible Net Worth required hereunder with respect to the prior fiscal year plus (y) twenty-five percent (25%) of the consolidated net profit after taxes of Borrower and its subsidiaries for such previous fiscal year plus (z) one hundred percent (100%) of any net equity proceeds raised by Borrower and its subsidiaries during such fiscal year. As used herein, ‘Tangible Net Worth’ shall mean the consolidated net worth of Borrower and its subsidiaries, increased by the consolidated indebtedness of Borrower and its subsidiaries subordinated to Bank in form satisfactory to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors), in each case with respect to Borrower and its subsidiaries.”

3. Effectiveness of this Fifth Amendment. This Fifth Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:

(a) A counterpart of this Fifth Amendment, duly executed by Borrower;

(b) Replacement Guaranties, duly executed by ER International, Inc. and Electro Rent Asia, Inc., each in the principal amount of $25,000,000 (exclusive of accrued interest and Bank’s expenses, for which each such Guarantor shall also be obligated);

(c) the annual commitment fee provided for in Section 3(a)(i) of the Agreement, as amended hereby, in the sum of $10,000, which annual commitment fee shall be non-refundable;

(d) A legal documentation fee in connection with the preparation of this Fifth Amendment, in the sum of Six Hundred Dollars ($600), which legal documentation fee shall be non-refundable; and

(e) Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this Fifth Amendment.

4. Ratification.

(a) Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and

(b) Upon the effectiveness of this Fifth Amendment, each reference in the Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Fifth Amendment.

5. Representations and Warranties. Borrower represents and warrants as follows:

(a) Each of the representations and warranties contained in Section 5 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;

(b) The execution, delivery and performance of this Fifth Amendment are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower;

(c) This Fifth Amendment is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms; and

(d) No event has occurred and is continuing or would result from this Fifth Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

6. Governing Law. This Fifth Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.

7. Counterparts. This Fifth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

WITNESS the due execution hereof as of the date first above written.

“Borrower”

ELECTRO RENT CORPORATION

By:	/s/ Craig R. Jones
Craig R. Jones
Vice President and Chief Financial Officer

“Bank”

UNION BANK, N.A.

By:	/s/ John C. Kase
John C. Kase
Vice President

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